Exhibit 10.1

EXECUTION VERSION

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. The excluded information is indicated by inserting the caption “[Redacted]” where such information is omitted.

AUB SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and each of the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). The obligations of each Shareholder hereunder shall be several and not joint.

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;

WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.33 per share, of AUB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of AUB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of AUB and AUB’s shareholders and declared the Merger Agreement advisable, and has resolved to recommend that AUB’s shareholders approve the Merger Agreement and the AUB Share Issuance and submit the Merger Agreement and the AUB Share Issuance to AUB’s shareholders for approval; and

WHEREAS, the Shareholders are supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger and the AUB Share Issuance, and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for SASR to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) AUB or the Board of Directors of AUB having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Shareholders, in each case, without the consent of the Shareholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of AUB’s shareholders, however called, and in connection with any written consent of AUB’s shareholders, each Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any AUB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the AUB Share Issuance, (B) in favor of any proposal to adjourn or postpone such meeting of AUB’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and the AUB Share Issuance, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the AUB Articles of Incorporation or AUB Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of AUB contained in the Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of AUB at the request of the AUB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the AUB shareholders. Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

4.	Transfer Restrictions Prior to the Merger. Each Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement and the AUB Share Issuance by the shareholders of AUB by the Requisite AUB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom SASR has consented with respect to a Transfer by such Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Shareholder or to a trust solely for the benefit of such Shareholder and/or any Family Member of such Shareholder or (B) upon the death of such Shareholder pursuant to the terms of any trust or will of such Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to SASR, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of AUB Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of AUB Equity Awards held by Shareholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Shareholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Shareholder: (I) such Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of such Shareholder or such Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.	Representations of each Shareholder. Each Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and over which such Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) such Shareholder beneficially owns such Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.	Publicity. Each Shareholder hereby authorizes AUB and SASR to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Shareholder’s identity and ownership of such Shareholder’s Shares and the nature of such Shareholder’s obligations under this Agreement.

7.	Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the Commonwealth of Virginia shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Shareholder, to its address set forth on Schedule A hereto, and if to SASR, to the following addresses:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
Attention:     Aaron M. Kaslow

Email:            AKaslow@SandySpringBank.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue

NW Suite 200

Washington, DC 20004
Attention:     Edward G. Olifer
E-mail:          eolifer@ktslaw.com

13.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in such Shareholder’s capacity as a shareholder of AUB, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of AUB, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.

17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Name: Daniel J. Schrider
Title: President and Chief Executive Officer

[AUB Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

SHAREHOLDERS:

/s/ Donald R. Kimble, Jr.
Name: Donald R. Kimble, Jr.

/s/ F. Blair Wimbush
Name: F. Blair Wimbush

/s/ Frank Russell Ellett
Name: Frank Russell Ellett

/s/ Joel R. Shepherd
Name: Joel R. Shepherd

/s/ John C. Asbury
Name: John C. Asbury

/s/ Keith L. Wampler
Name: Keith L. Wampler

/s/ Linda V. Schreiner
Name: Linda V. Schreiner

/s/ Michelle A. O’Hara
Name: Michelle A. O’Hara

/s/ Nancy Howell Agee
Name: Nancy Howell Agee

/s/ Patrick E. Corbin
Name: Patrick E. Corbin

/s/ Patrick J. McCann
Name: Patrick J. McCann

/s/ Paul Engola
Name: Paul Engola

/s/ Rilla S. Delorier
Name: Rilla S. Delorier

/s/ Ronald L. Tillett
Name: Ronald L. Tillett

[Support Agreement Signature Page]

Schedule A

Existing Share Information

Name of Record Holder	Total Existing Shares	Address for Notices
Donald R. Kimble, Jr.	8,968	[Redacted]
F. Blair Wimbush	5,957	[Redacted]
Frank Russell Ellett	58,439	[Redacted]
Joel R. Shepherd	109,463	[Redacted]
John C. Asbury	229,281	[Redacted]
Keith L. Wampler	16,671	[Redacted]
Linda V. Schreiner	20,553	[Redacted]
Michelle A. O’Hara	1,968	[Redacted]
Nancy Howell Agee	32,800	[Redacted]
Patrick E. Corbin	30,824	[Redacted]
Patrick J. McCann	29,682	[Redacted]
Paul Engola	1,968	[Redacted]
Rilla S. Delorier	4,927	[Redacted]
Ronald L. Tillett	32,638	[Redacted]